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BioTime, Inc.
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Dear Shareholders,

Since we met last at our 2009 shareholder’s meeting, your Board of Directors and management team have continued to build BioTime into a leading company in the field of regenerative medicine.  The term regenerative medicine refers to a new field of medicine originating with the first isolation of human embryonic stem cells in 1998.  Human embryonic stem (“hES”) cells have the potential of developing into each type of cell found in the human body. This important property of hES cells may one day allow the regeneration of portions of the human body, so that tissues or organs that have become dysfunctional as a result of degenerative disease or trauma can be replaced with new, healthy tissues or organs.  Regenerative medicine is therefore thought by many to have the potential to bring about one of the larger revolutions in the history of medicine.  Examples of new regenerative therapies that may be developed include cell-based solutions for macular degeneration, heart disease, arthritis, neurodegenerative diseases, and cancer, as well as many other potential applications.

We are pursuing a plan to aggressively build the stem cell portion of our business through the development and sale of stem cell products for the research market, the development and acquisition of new stem cell technology and hES cell lines, the development of advanced manufacturing technology, and the initiation of programs to develop stem cell-based therapies.  In order to support these efforts we have also considerably strengthened BioTime's balance sheet.

In July 2009, we announced a co-marketing agreement with Millipore for the purpose of marketing our stem cell products to university and biotechnology companies for research use. We made our first shipments of BioTime's ACTCellerate™ cell lines and ESpan™ growth media to Millipore in early 2010 and expect to report increasing revenues from these products later in 2010.  Millipore, which is already a leading supplier of stem cell research reagents, is marketing our product line through its direct sales force.

In recognition that Asia is home to a large portion of the world’s aged population in need of regenerative cell therapies, we have organized BioTime Asia, Limited, a Hong Kong corporation. BioTime Asia will conduct research and development programs in the People’s Republic of China, focusing on the treatment of cancer and other diseases, and will work in collaboration with Dr. Lu Daopei, a leading stem cell researcher and physician in China. BioTime Asia has already received initial orders from four hospital-based stem cell research centers in China for BioTime's stem cell products for research and development purposes.

Most recently, we have announced the acquisition of the Singapore company ES Cell International Pte Ltd (“ESI”). Since ESI was established in 2000, the government of Singapore has invested approximately $35 million to build the company's capabilities as a worldwide leader in the development of hES cell technology.  ESI's assets include patents, a bank of six new clinical-grade human embryonic stem cell lines produced following the principles of current Good Manufacturing Practice (“cGMP”), and a 49% equity stake in the Israel-based stem cell therapeutics company Cell Cure Neurosciences, Ltd.  BioTime expects that the addition of ESI’s assets and scientific team will enable it to more quickly develop its research products and potential therapeutic products, and establish new commercial relationships.

We have also initiated our first programs for the development of therapeutic applications of stem cells, focusing primarily on the treatment of cancer and on vascular, musculo-skeletal system, and hematologic diseases.  Cancer research and development programs will be conducted in the United States by our subsidiary OncoCyte Corporation, which has been financed by an initial investment of $4 million from private investors.

In regard to intellectual property, we are continuing to file patent applications relating to our licensed ACTCellerate™ technology and our stem cell manufacturing technologies.  Our acquisition of ESI also brought us a portfolio of 20 patent families covering various aspects of hES cell identification, propagation, genetic manipulation, storage, and directed differentiation of hES cells into other cell types (for example differentiating cells into neuronal progenitors, pancreatic progenitors, or cardiomyocytes). ESI currently holds or licenses from others more than 50 issued patents in various countries, including the United States, the UK, Australia, Israel, and Singapore. Combined with BioTime’s existing intellectual property portfolio, these patents now provide us with one of the leading stem cell patent portfolios in the world.   We expect that the value of our intellectual property portfolio will continue to grow over time as the stem cell industry expands, creating significant licensing revenue opportunities.

We are also continuing to advance scientific knowledge in the stem cell field.  In March we announced the publication of a scientific paper titled “Spontaneous Reversal of Developmental Aging in Normal Human Cells Following Transcriptional Reprogramming” in the peer-reviewed journal Regenerative Medicine.  The paper explains the use of induced pluripotent stem cell or “iPS” technology to reverse the developmental aging of normal human cells using precise genetic modifications to reverse both the “clock” of differentiation (the process by which an embryonic stem cell becomes the many specialized differentiated cell types of the body), and the “clock” of cellular aging (telomere length).  Our study may open the door to the use of iPS technology to manufacture young human cell types from a patient’s own cells.  These newly generated tissue cells might then be used to replace the patient’s damaged or dysfunctional tissues, without the risk of rejection associated with transplants of tissue or organs from organ donors.

Another important strategic step in building our capacity for manufacturing human cell-based therapeutics was our acquisition of ESI’s bank of six GMP human ES cell lines.  The development of clinical-grade human therapeutic products requires high standards of quality control.  The U.S. Food and Drug Administration (“FDA”) enforces cGMP regulations with respect to the manufacturing of human therapeutics for use in the U.S., and virtually every country across the globe maintains some analogous standards for quality control in the manufacture of human therapeutic products.

In 2007, ESI announced the world’s first hES cell lines derived according to the principles of cGMP. ESI and scientists from Sydney IVF Limited, Australia's leading center for infertility and in vitro fertilization (“IVF”) treatment, also published a scientific report titled, “The Generation of Six Clinical-Grade Human Embryonic Stem Cell Lines.” The paper outlined the procedures used to document the production of clinical-grade hES cell lines derived on human feeder cells obtained from an FDA approved source, produced in a licensed cGMP facility, with donor consent and medical screening of donors. Combined with our ACTCellerate™ technology that allows the derivation of human embryonic progenitor clonal cell lines with high levels of purity and scalability, ESI’s clinical-grade master cell banks may potentially be used to generate clonal clinical-grade embryonic progenitor cell lines with a level of purity and quality unsurpassed in the industry.  We  expect that the acquisition of ESI’s clinical-grade hES cell bank will save us years of development time and thereby accelerate the development of clinical-grade progenitor cells for potential use in research products and therapeutic products.

In regard to strengthening our balance sheet, we recently received $8 million from the early exercise of warrants by two of our largest shareholders.  This brings our current cash reserves to approximately $19 million.  We intend to offer to all holders of our outstanding common share purchase warrants exercisable for $2.00 per share and expiring on October 31, 2010 the opportunity, for a limited period of time, to exercise their warrants at the same discounted exercise price of $1.818 per share.  If all of the warrants subject to the planned discount offer are exercised, we will receive an additional $13.8 million and will have more than $30 million of cash on hand and virtually no debt.

In order to fund basic research, we sought and were awarded a $4.7 million grant from the California Institute for Regenerative Medicine (“CIRM”) to fund research related to our ACTCellerate™ technology that aims to “industrialize” the manufacture of purified cell types for patient-specific therapeutic products. The CIRM grant covers the period of September 1, 2009 through August 31, 2012.

We are continuing to receive royalties from the sale of Hextend®, our physiologically balanced blood plasma volume expander indicated for the treatment of hypovolemia or low blood volume caused by blood loss during surgery or injury.  Hextend is marketed and distributed in the United States by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.  We received more than $1 million in royalties from the sale of Hextend during 2009.

Recently, the results of the first independent study prospectively evaluating the use of Hextend in hemodynamically unstable trauma patients was published in the May 2010 issue of the Journal of the American College of Surgeons. The 1,714 patient study, conducted at the University of Miami Ryder Trauma Center, reported that initial resuscitation with Hextend was associated with no obvious coagulopathy along with a reduced mortality of 5.2% in the Hextend group compared to 8.9% in the group that received fluid resuscitation without Hextend.

Looking forward to the rest of 2010, our goals include increasing revenue from the sale of our stem cell research products, developing stem cell therapeutic products through our subsidiaries OncoCyte and BioTime Asia, and pursuing research, product development, and marketing opportunities through our recently acquired subsidiary ESI.

At the Annual Meeting of Shareholders, one of our incumbent directors, Valeta A. Gregg, Ph.D., will be retiring from the Board of Directors after over five years of service. As a biochemist, patent attorney, and biotechnology executive for many years, Dr. Gregg brought to our Board talents and experience in both patent law and science, with particular emphasis in the field of pharmaceutical products.  We thank Dr. Gregg for her years of service on our Board.

We would like to thank each shareholder of BioTime for your support since our founding in 1990 as we now celebrate our progress over the past twenty years.  We believe that our late founding CEO, Dr. Paul Segall, would be pleased that we are continuing the mission he established to improve human health throughout people’s lives as we now endeavor to develop the potential of regenerative medicine.  We hope that you can join us on June 10 at our Annual Meeting of Shareholders, which for the first time in many years will be held in New York City.  We look forward to seeing you there.

Sincerely,

Michael D. West, Ph.D.	Alfred D. Kingsley
Chief Executive Officer	Chairman of the Board

May 14, 2010